EXHIBIT 10.2 Notarial Deed No.: 594/2005R Negotiated in Cologne on June 10, 2005 Before me Dr. Franz J. Robertz notary public in Cologne appeared:

1.	Mr. Wolfgang Kurth, born April 10, 1942, with business address: Stolberger Straße 313, 50933 Cologne, identified by his official identity card, here acting as

a)
managing director with sole power of representation and being released from the restriction pursuant to Section 181 BGB of MSX International Engineering GmbH with its seat in Homberg/Ohm, registered with the Magistrates Court of Gießen under Registration No. HRB 5415

(business address: Berliner Straße 13 A, 35315 Homberg),

- hereinafter referred to as “MSXIE” -

and

b)
managing director with sole power of representation and being released from the restrictions of Section 181 BGB of CADFORMMSX Engineering GmbH with its seat in Homberg/Ohm, registered with the Commercial Register of the Magistrates Court of Gießen under Registration No. HRB 5062,

(business address: Berliner Straße 13 A, 35315 Homberg)

- hereinafter referred to as “CADFORM” -

and

c)
managing director with sole power of representation and being released from the restrictions pursuant to Section 181 BGB of MSX Holding GmbH with its seat in Cologne, registered with the Commercial Register of the Magistrates Court of Cologne under Registration No. HRB 29505,

(business address: Stolberger Straße 313, 50933 Köln)

- hereinafter referred to as “MSX Holding” -

2.	Mr. Willi Stellmacher, born February 16, 1951, residing at: Briesener Str. 16, 03046 Cottbus, identified by his official identity card, here acting in his own name

- hereinafter referred to as “Purchaser” -

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Preamble:

1.
MSXIE is the sole shareholder of CADFORM. CADFORM is engaged as engineering service provider, in particular in the automotive industry. As a result of markets being tight since several years and a therefrom resulting decrease of business, necessary restructuring measures are about to be planned and executed at CADFORM. For principle and entrepreneurial reasons, MSXIE has decided to divest CADFORM to enable the company together with Purchaser as new responsible shareholder, to plan and perform the necessary measures to achieve a continuation of its business.

2.
To further the planning and performance of the above-mentioned measures, MSXIE has today resolved a contribution to the capital reserves of CADFORM pursuant to § 272 Section 2 No. 4 HGB in the amount of EUR 1,000,000 (in words: Euro one million) and has arranged for the consummation of such contribution to CADFORM.

Furthermore, MSX Holding, the sole shareholder of MSXIE, is prepared to sell and transfer its silent partnership interest in CADFORM to the Purchaser in accordance with the terms and conditions of this Agreement.

Finally, the parties agree that, in order to strengthen the liquidity position of CADFORM, CADFORM shall sell and transfer its real property to MSXIE in accordance with the terms and conditions of this Agreement and shall lease such real property in accordance with the terms and conditions of this Agreement.

Now therefore, the parties declare as follows:
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A. Purchase and Sale Agreement First, MSXIE and CADFORM declare the following real property purchase and sale agreement:

1.
CADFORM is the registered owner of the property registered in the Land Register of the Magistrates Court of Alsfeld, Land Register Homberg, Folio 2562, Area 4, Lot No. 170/3 and 170/5, Berliner Straße 13, 2.594 m², (hereinafter referred to as “Real Property”).

The Real Property is encumbered in the Land Register as follows:

Department II:

No. 1	Limited personal easement (aqueduct right) for the municipality of Homberg,

No. 2
easement in favor of the Federal State of Hessen, that no commercial building shall be erected or maintained on the real property causing emissions, noise, light or other effects exceeding the extent usual for real property serving living purposes,

No. 3	easement (walking and driving right),

No. 5	easement (walking and driving right).

Department III:

No. 1	DM 100,000,
No. 2	DM 100,000,
No. 3	DM 50,000,
No. 4	DM 40,000,
No. 5	DM 40,000,
No. 6	DM 40,000,
No. 7	DM 40,000,
No. 8	DM 40,000,
No. 9	DM 50,000,
No. 10	DM 100,000
No. 1-10	land charges in favour of Kreissparkasse Aalsfeld
No. 11	DM 1,000,000
No. 12	DM 800,000,
No. 13	DM 750,000,
No. 11-13	land charges in favour of BHF-Bank AG, Frankfurt.

BHF-Bank AG is now trading under ING BHF Bank AG. According to the Seller the land charges No. 1-10 have been transferred to ING BHF Bank AG, which has not been registered in the land register.

The notary public had the above contents of the Land Register confirmed.

The encumbrances registered in Department II of the Lad Register shall be assumed by MSXIE.

Based on information received from CADFORM, the land charges registered in Department III of the Land Register no longer value, i.e. there are no outstanding secured obligations. In relation to those land charges, authorizations from the creditor banks required to delete the land charges have been obtained already.

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2.	CADFORM hereby sells to MSXIE, who accepts such sale, exclusive title to the Real Property, together with all components and statutory fixtures.

3.	The purchase price amounts to EUR 1,300,000 (in words: Euro one million three hundred thousand) and is due and payable as follows:

The purchase price shall be due and payable into the account of CADFORM, to be designated by CADFORM within three weeks after the officiating notary public has confirmed to the parties in writing that (i) the application regarding the registration of the priority notice in favor of MSXIE pursuant to Section 9 below has been filed with in the Land Register and (ii) that there are no other applications submitted to the Land Register in relation to the Real Property which have priority in rank, at the latest, however, on July 4, 2005. The point in time of payment of the purchase price is hereinafter referred to as “Effective Date”, it being agreed that the payment by MSXIE shall be decisive.

4.
MSXIE hereby submits itself vis-á-vis CADFORM to immediate enforcement under this Deed with regard to its payment obligation into his entire assets and authorizes the isuance of enforceable counterparts of this Deed without further proof.

The notary is hereby instructed to apply for the registration of the conveyance of title as soon as he has received evidence of the complete payment of the purchase price. Prior thereto, the notary shall not issue to MSXIE or the Land Register counterparts or certified copies of this Deed containing the conveyance of the Real Property.

5.
Any rights of MSXIE based upon defects of the Real Property, the buildings and movable property sold along therewith is excluded. This also applies to damage claims unless CADFORM has acted intentionally. CADFORM hereby represents that he is not aware of hidden defects. MSXIE has diligently inspected the Real Property; he buys the Real Property in its present used and old-age condition. CADFORM hereby assigns all of its claims owed by third parties that he may have in relation to the Real Property and the buildings erected thereupon, including, without limitation, such resulting from existing insurance coverage and/or claims owed by crafts people, to MSXIE, who accepts such assignment. The assignment is made under the condition precedent that the purchase price is fully paid in accordance with Section 3 above.

The above exclusion of liability shall also apply to defects coming into existence after the notarization of this Deed. The risk of fire, elementary and water damage, however, shall remain with CADFORM until the Effective Date. In addition, CADFORM shall treat the Real Property with due care and maintain the present usability of the Real Property; in this respect the term of limitations shall be reduced to three months from the transfer of possession.

CADFORM shall not be responsible for the correctness of the size of the Real Property as registered in the Land Register.

6.
Any encumbrances not registered in the Land Register, (e.g. easements under previous laws, rights of neighbors, building charges) shall be assumed by MSXIE. However, CADFORM is not aware of any such rights.

7.
CADFORM shall be obliged to transfer the real property free from encumbrances and restrictions and interestes, taxes, and duties which have not been assumed. As per the Effective Date MSXIE, shall assume.

	-	possession and benefits,

	-	risks,

	-	current obligations including all obligations regarding insurances relating to the Real
Property,

	-	legal duty to maintain safety.
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CADFORM guarantees, that there is no obligation for residential use under the Residential Use Obligation Act or the Residential Use Advancement Act.

Infrastructure contributions according to the Building Act and other infrastructure charges shall be borne by MSXIE,

-	to the extent they have been levied until the date hereof by submission of a notification, in addition

-	to the extent they will be levied upon installations existing on the date hereof, independently from the obligation to pay such contributions and the submission of a notification.

The notary has advised that, independently from the above agreement, the respective owner is responsible for such charges vis-á-vis the municipality and that such charges constitute a public law encumbrance upon the Real Property.

8.
The Land Register and notary fees associated with Part A of this Deed and its implementation, as well as Real Estate transfer tax, shall be borne by MSXIE. Cost for deletions in the Land Register shall also be borne by MSXIE.

9.	~~The Parties agree the title to the real property shall pass to MSXIE.~~

~~The registration of the change of ownership in the land register is hereby consented and applied for.~~ [Comment LOR: Those sentences will enter into force upon payment of the Purchase Price.]

In order to secure the claim relating to the transfer of title, CADFORM hereby consents to and CADFORM and MSXIE hereby apply for the registration of a priority notice in favor of MSXIE.

MSXIE hereby consents to the deletion of such priority notice upon registration of the transfer of title provided that no rights have been registered or applied in the Land Register in the intermediate term without his consent.

The deletion of all encumbrances registered in Department II and III of the Land Register which are not assumed is hereby consented to and applied for. CADFORM hereby assigns to MSXIE all its rights relating to land charges effective upon the transfer of title.

10.	The parties hereby waive the right to make applications to the Land Register to the effect that only the notary may make such applications to the Land Register.

The notary shall be entitled to make applications under this Deed separately and with limitations and to withdraw them in the same manner. In addition, the notary is entitled to make any declarations which are necessary or useful to implement this Agreement. The notary is entitled to determine the rank of registratons.

The claim for conveyance of title and any in-rem rights under this Deed shall be subject to a limitation period of 30 years from the commencement of the limitation terms stipulated by law.

Any approvals to this Deed shall become effective upon receipt by the notary.

The parties have been advised of any potentially existing statutory pre-emption or acquisition rights, in particular based upon the Building Act. The notary shall provide this Agreement to the municipality for purposes of it declaring itself with regard to the exercise of any such rights and accept any waivers and declarations.

In the event that a pre-emption or acquisition right is exercised, any notification thereof shall be submitted to the parties directly with a copy to the notary. In this event, CADFORM assigns its payment claim vis-á-vis the municipality to MSXIE to the extent that MSXIE had already paid the purchase price. All rights of rescission shall be excluded.

The notary has advised the parties in particular of the following:

- CADFORM and MSXIE are jointly liable for taxes relating to the Real Property, Real Estate transfer tax, duties and costs under applicable laws.
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- All contractual arrangements must be recorded in one notarial deed; ancillary agreements outside of this Deed may result in the entire transaction being void.

-      Title passes only upon registration of the transfer in the Land Register. Prior to the registration of transfer all necessary consents and declarations as well as the clearance certificate of the tax office with regard to the Real Estate transfer tax and the declaration of the municipality with regard to the existing statutory pre-emption right must be obtained.

B.

Lease Agreement

MSXIE and CADFORM hereby conclude the lease agreement, a draft of which is attached hereto as Annex B.1.

MSXIE and CADFORM undertake to execute such lease agreement in two originals, one for each party thereto.

C.

Purchase and Assignement of Shares

Now, MSXIE, Purchaser and, in relation to the declarations pursuant to Sections 6.2 and 6.3 below, also CADFORM, declare the following share purchase and transfer agreement:

1.	MSXIE holds shares in CADFORM in the aggregate nominal amount of DM 3.405.000,00 (= 100 % of the shares), comprising of,

1 share	nominal amount	DM	281.800,00
1 share	nominal amount	DM	281,800,00
1 share	nominal amount	DM	1.105.000,00
1 share	nominal amount	DM	17.200,00
1 share	nominal amount	DM	17.200,00
1 share	nominal amount	DM	10.000,00
1 share	nominal amount	DM	10.000,00
1 share	nominal amount	DM	18.400,00
1 share	nominal amount	DM	18.400,00
1 share	nominal amount	DM	1.400,00
1 share	nominal amount	DM	1.400,00
1 share	nominal amount	DM	17.000,00
1 share	nominal amount	DM	17.000,00
1 share	nominal amount	DM	9.500,00
1 share	nominal amount	DM	9.500,00
1 share	nominal amount	DM	208.200,00
1 share	nominal amount	DM	208.200,00
1 share	nominal amount	DM	25.000,00
1 share	nominal amount	DM	5.200,00
1 share	nominal amount	DM	8.000,00
1 share	nominal amount	DM	255.300,00
1 share	nominal amount	DM	37.500,00
1 share	nominal amount	DM	700,00
1 share	nominal amount	DM	255.300,00
1 share	nominal amount	DM	17.000,00
1 share	nominal amount	DM	11.000,00
1 share	nominal amount	DM	8.000,00
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1 share	nominal amount	DM	17.500,00
1 share	nominal amount	DM	3.100,00
1 share	nominal amount	DM	160.500,00
1 share	nominal amount	DM	20.000,00
1 share	nominal amount	DM	131.900,00
1 share	nominal amount	DM	217.000,00

2.
MSXIE hereby sells its above-mentioned shares in CADFORM in the aggregate nominal amount of DM 3,405,000.00 with all rights and obligations and the right to all profits not yet distributed as per today’s date and all profit drawing rights as from today’s date to the Purchaser and assigns such shares and other rights to the Purchaser who accepts such assignment. It is the understanding of the parties, that the Purchaser shall acquire all shares in CADFORM, i.e. all shares in CADFORM are hereby assigned by MSXIE to the Purchaser even if the nominal amounts of the shares have denominations other than as set out in Section 1 above.

3.	The purchase price amounts to 1 € (one Euro). The purchase price is due and payable immediately and has been paid already. MSXIE hereby confirms receipt of the purchase price.

4.	MSXIE guarantees to the Purchaser within the meaning of an independent guarantee promise pursuant to § 311 Section 1 BGB that the following statements are correct as of today’s date:

4.1
The shares sold and transferred to the Purchaser pursuant to Section 2 above are fully paid in and have not been repaid to MSXIE. Upon transfer of the shares in CADFORM pursuant to Section 2 above, the Purchaser can dispose of them free of encumbrances and free of charges and other liens whatsoever.

4.2	The current version of the Articles of Association of CADFORM is attached to this notarial Deed as Annex C.4.

4.3
The Commercial Register excerpt attached hereto as Annex C.4.3 correctly reflects the current registration status of CADFORM. There are no pending registration applications. Also, no shareholder’s resolutions requiring registration have been adopted.

4.4
The preliminary management accounts as per May 31, 2005 attached hereto as Annex C.4.4 have, to the knowledge of MSXIE, been properly prepared; the assets reflected therein, are available to CADFORM to continue its business operations and over and beyond the liabilities reflected therein there are, to the knowledge of MSXIE, no other liabilities owed by the company which would have to be accrued on the basis of accounting principles generally accepted in Germany.

4.5
The financial statement of CADFORM as per December 31, 2002 attached hereto as Annex C.4.5.1 has, to the knowledge of MSXIE, been prepared in accordance with applicable accounting principles. The draft financial statements of CADFORM as per December 31 2003 and 2004 have been delivered to the Purchaser.

4.6	To the knowledge of MSXIE, CADFORM has until today’s date in due time discharged all payment obligations relating to taxes, social security contributions and other public dues.

4.7	To the extent the above guarantees are being made on the basis of Seller’s awareness, the positive knowledge of the management of MSXIE shall be exclusively decisive.

5.1.
In the event that any of the guarantees pursuant to Section 4 above is incorrect, MSXIE shall put the Purchaser in the position as if the guarantee had been correct as of today’s date. Claims of the Purchaser

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based on the guarantees pursuant to Section 4 above are excluded if and to the extent (i) the Purchaser was aware of the underlying circumstances as per today’s date, (ii) the damage has already been reflected or accrued in the management accounts referred to in Section 4.4 above, (iii) CADFORM can request compensation from a third party and (iv) to the extent the damage to be compensated by MSXIE under the terms of this agreement exceeds the amount of EUR 10,000 in the individual case. All claims of the Purchaser pursuant to Part C of this Deed are capped by the maximum amount of EUR 100,000. The parties are in agreement that claims, if any, under the guarantees pursuant to Section 4 above in connection with this Section 5 would arise to the exclusive benefit of the Purchaser and shall not be assignable to third parties. In this respect, the Parties expressly agree a covenant against assignment.

5.2.
The rights and claims of the Purchaser under this Part C of this Deed in relation to the transferred shares in CADFORM and its business operations are exclusive. All other rights and claims the Purchaser might otherwise have in relation to the shares in CADFORM and its business operations are expressly excluded, in particular including, without limitation, claims resulting from a challenge of this Agreement, further reaching claims relating to factual or legal deficits, claims resulting from §§ 280, 311 and 313 BGB. Claims of the Purchaser based on bad intent or fraud shall remain unaffected.

5.3.	All rights of the parties to rescind this Agreement are explicitly excluded.

5.4.	Claims of the Purchaser based on the guarantees pursuant to Section 4 above shall become time barred upon expiration of 6 months after the date hereof.

6.1.
To the extent not otherwise provided herein, the Purchaser undertakes to indemnify MSXIE as from the date hereof from and against all obligations and liabilities of CADFORM which might be raised against MSXIE, in particular including any such obligations and liabilities resulting from the conduct of the business operations of CADFORM as from the date hereof.

6.2.
MSXIE undertakes to indemnify CADFORM and the Purchaser as from today’s date from and against all obligations of CADFORM resulting from or relating to the silent partnership interests in CADFORM of MBG Mittelständische Beteiligungsgesellschaft Hessen Gmbh, Wiesbaden, and S-Beteiligungsgesellschaft Hessen-Thüringen, Frankfurt am Main.

Moreover, MSXIE and CADFORM hereby agree the termination of all reciprocal contractual and other legal relations with immediate effect. Payment claims existing in the relation between CADFORM and MSXIE after such termination shall first be settled by way of off-set and any excess claims of MSXIE against CADFORM, if any, are hereby assigned to the Purchaser, who accepts such assignement. Furthermore, MSXIE undertakes to indemnify CADFORM from and against all obligations and liabilities owed to other MSX group companies, except to the extent such can be settled by way of off-set, which off-set is hereby agreed in principle and except for such obligations and liabilities resulting from delivery or supply relations.

6.3.
Purchaser is aware that the parental guarantee of MSX Holding declared in favor of CADFORM automatically terminates as a result of the share transfers agreed in Part C of this Notarial Deed with the consequence that no further claims of CADFORM vis-á-vis MSX Holding exist.

7.1.
MSXIE undertakes to use reasonable efforts to assist CADFORM and the Purchaser in connection with the preparation and completion of the financial statements of CADFORM relating to the fiscal years ending December 31, 2003 and December 31, 2004.

7.2.
The Purchaser and CADFORM shall grant MSXIE sufficient opportunity to participate in administrative audits of CADFORM relating to the period of time until the date hereof. The Purchaser and CADFORM undertake to make statements which may be binding for MSXIE or other companies of MSX group only upon consent of MSXIE.

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8.
Pursuant to § 10 of the Articles of Association, the transfer of shares requires the cent of the majority of the shareholders meeting. Waiving all provisions as regards notice and form, MSXIE hereby convenes a shareholders meeting of CADFORM and resolves the consent of the shareholders meeting to the transaction contemplated in Part C of this Deed.

9.	Notarial fees resulting from the notarization of this Part C of this Deed shall be borne by MSXI.

D.

Shareholders Meeting of CADFORM Waiving all provisions as to notice and form, the Purchaser hereby convenes a shareholders meeting of CADFORM and resolves as follows:

1.	Amendment of the Articles of Association

The company name of the company shall be changed. § 1 Section 1 is hereby revised as follows:
“The company name of the company is: CADFORM Engineering GmbH.”
Apart therefrom, the Articles of Association shall not be changed.

2.	Changes to the Management

	1.	The appointment of Mr. Wolfgang Kurth as managing director is hereby revoked. Performance of his duties is hereby approved.

	2.	Mr. Willi Stellmacher, born February 16, 1951, residing at Briesener Str. 16, 03046 Cottbus, is hereby appointed new managing director.

He shall always be entitled to sole representation, even if further managing directors are appointed. The managing director is furthermore entitled to represent the company in connection with transactions involving himself as a party or involving him as proxy of a third party (release from the restrictions pursuant to § 181 BGB).

3.	1.	Miss Monika Petersen, notarial clerk,

2.          Mr. Axel Helbig, notarial clerk, both with business address at the acting notary public, are hereby authorized to resolve changes to the Articles of Association which may be required or useful to achieve the registration in the Commercial Register. Moreover, the proxies are authorized to make all declarations which are required to implement the resolutions adopted in this shareholders meeting.

4.
The notary instructed that the amendment to the Articles of Association only becomes effective upon registration with the Commercial Register. Prior to the registration, administrative approvals and the consent of competent chambers will have to be obtained and the cost of the Commercial Register will have to be paid.

Approvals to this Notarial Deed shall become effective upon receipt by the notary. All cost relating to Part D of this Notarial Deed and its implementation, including the notarial, Chamber of Commerce, Commercial Register fees shall be borne by CADFORM.

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E. Assignment of the Silent Partnership Interest of the MSX Holding to the Purchaser

1.	MSX Holding hereby sells and transfers to the Purchaser, who accepts such sale and transfer, all of its silent partnership interests in CADFORM with all related rights and obligations, i.e.:

(i)
the silent partnership interest acquired from S-Beteiligungsgesellschaft Hessen-Thüringen mbH pursuant to Section II.1 of notarial deed NO. 165/1999Ro of the notary public Axel Rodert in Cologne dated January 8, 1999 (as increased on the basis of Section IV of the aforesaid notarial deed),

(ii)
the silent partnership interest acquired from MBG Mittelständische Beteiligungsgesellschaft Hessen GmbH pursuant to Section II.2 of notarial deed No. 165/1999Ro of the notary public Axel Rodert in Cologne dated January 8, 1999,

(iii)	the silent partnership interest agreed in Section I.1 of the notarial deed No. 4064/1999Ro of the notary public Axel Rodert in Cologne dated October 15, 1999.

2.	The Purchaser had the opportunity to review the aforesaid notarial deeds and is aware of the terms and conditions underlying the silent partnership interests.

3.
The purchase price for the sale and transfer of the silent partnership interests pursuant to Section 1 above amounts to EUR 1 (in words: Euro one). The purchase price is due and payable immediately and MSX Holding hereby confirms receipt of the purchase price from the Purchaser.

4.
Purchaser undertakes to fully and without undue delay subordinate all claims acquired pursuant to this Part E of this Deed as well as all other claims owed by CADFORM that Purchaser otherwise acquires under this Deed.

F

Joint Provisions

1.	To the extent not otherwise provided herein, each party shall bear its own costs and taxes and the cost of its advisers and auditors.

2.
Changes and amendments to this Agreement as well as declarations to be made hereunder shall require to be made in writing, unless a notarial deed is required. This shall also apply to any amendment of this Section 2.

3.
Should a provision of this Agreement be invalid or not contain a necessary provision, the validity of the remaining provisions of this contract shall not be affected. Instead of the invalid provision or to fill the gap, a legally permissible regulation shall apply which, as close as possible, corresponds to what the parties had in mind or would have had in mind according to the aims and objectives of this Agreement, had they been aware of the gap.

4.	The Annexes of this Agreement shall be an integral part of this Agreement. Headings only serve as easier orientation and have no relevance for the contents and interpretation of this Agreement.

5.	This Agreement shall be governed by the laws of the Federal Republic of Germany.

6.
All disputes which may arise in connection with this Agreement or in relation to its validity, shall be finally decided in accordance with the arbitration rules of the German Arbitration Institute e.V. (DIS), under

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exclusion of recourse to the ordinary courts.

The place of arbitration is Cologne.

The arbitration panel shall consist of three arbitrators.

The language of the arbitration in proceedings is German.

The Annexes 4.4 and C 4.5.1, to which reference is made and as to which the parties waived their right to have them read aloud, are presented for the acknowledgement of the appeared. Each page of these Annexes was signed by the appeared.

This Notarial Deed and its Annexes have been read aloud in the presence of the notary public, have been approved by the parties and have been signed by the parties and the notary public mano propria:

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